Exhibit 99.1

iBio Strengthens Clinical Leadership with Appointment of Endocrinologist Molly Carr as Chief Medical Officer

SAN DIEGO, August 4, 2026 (GLOBE NEWSWIRE) -- iBio, Inc. (NASDAQ: IBIO), a clinical-stage biotechnology developing long-acting antibody therapeutics for obesity, cardiometabolic and cardiopulmonary diseases, today announced the appointment of Molly Carr, M.D., as Chief Medical Officer, further strengthening its executive leadership as the company advances its clinical-stage cardiometabolic pipeline. An experienced physician with over 30 years of clinical, academic and biopharmaceutical experience in endocrinology and metabolic disease, Dr. Carr will lead the company’s global clinical strategy, medical affairs, and regulatory initiatives as it advances its pipeline toward late-stage development.

Prior to joining iBio, Dr. Carr held senior clinical development, medical affairs, business development and academic positions at leading biopharmaceutical companies and institutions, including Eli Lilly and Company, GlaxoSmithKline, CSL Behring, Wyeth, Northwestern University and the University of Washington. Most recently, she served as Clinical Head and Associate Vice President of Lilly’s Insulin and Glucagon Franchise, where she oversaw the company’s insulin portfolio and clinical development team, including the Phase 3 program for efsitora, a once-weekly insulin, as well as programs spanning prandial insulin, nasal glucagon, biosimilars and legacy insulins. Dr. Carr earned her M.D. from Columbia University College of Physicians and Surgeons and completed her residency and fellowship in endocrinology at the University of Washington.

“Adding Molly to our leadership team is a critical step as we advance our obesity and cardiometabolic pipeline into the clinic,” said Martin Brenner, D.V.M., Ph.D., Chief Executive Officer and Chief Scientific Officer of iBio. “Her rare combination of deep scientific expertise in endocrinology and metabolic disease, together with hands-on experience leading clinical programs across all stages of development, will be invaluable as we advance IBIO-600 and IBIO-610 into their next clinical phases. Her appointment reflects iBio’s growth into a clinical-stage company and strengthens our ability to execute on our programs with the rigor and focus required to bring them closer to patients.”

“The science behind iBio’s clinical candidates is closely aligned with my experience in endocrinology, obesity, muscle biology and cardiometabolic disease, and I believe these programs have the potential to meaningfully improve body composition and overall quality of life for patients,” added Dr. Carr. “I was also drawn to iBio’s clear clinical vision, highly collaborative culture, and commitment to translating differentiated science into new medicines. I look forward to working with this world-class research team to advance these candidates through the clinic.”

iBio also today announced the company has granted Dr. Carr options to purchase 430,000 shares of its common stock as inducement awards outside the company’s 2023 Omnibus Incentive Plan. The grant was approved by the Compensation Committee and was made as an inducement material to the employee entering into employment in accordance with Nasdaq Lising Rule 5635(c)(4).

The option award has an exercise price of $1.40 per share, the closing price of the company’s common stock on July 31, 2026, the grant date, and has a ten-year term. The option will vest 25% on the one-year anniversary of the date of grant and after one year following the grant date, 6.25% of the options granted will vest for each additional 3 months of employment provided Dr. Carr remains employed by the company through the applicable vesting dates. These inducement awards also provide for accelerated vesting in connection with a change in control of the company or certain involuntary terminations of Dr. Carr’s employment.

About iBio, Inc.

iBio (Nasdaq: IBIO) is a clinical-stage biotechnology developing long-acting antibody therapeutics for obesity, cardiometabolic and cardiopulmonary diseases, cancer, and other hard-to-treat diseases. Combining advanced antibody engineering with AI-driven discovery, iBio is advancing a differentiated pipeline designed to deliver sustained therapeutic effects and address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine.

For more information, visit www.ibioinc.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding Dr. Carr leading the company’s global clinical strategy, medical affairs, and regulatory initiatives as it advances its pipeline toward late-stage development; the company advancing its obesity and cardiometabolic pipeline into the clinic; Dr. Carr’s expertise and hands-on experience leading clinical programs across all stages of development being invaluable to the company as it advances IBIO-600 and IBIO-610 into their next clinical phases; Dr. Carr’s appointment reflecting iBio’s growth into a clinical-stage company and strengthening the company’s ability to execute on its programs with the rigor and focus required to bring them closer to patients; Dr. Carr’s belief that these programs have the potential to meaningfully improve body composition and overall quality of life for patients; iBio’s commitment to translating differentiated science into new medicines; the vesting of the option granted to Dr. Carr; and the accelerated vesting of the inducement award in the event of termination in connection with a change in control of the company or certain involuntary terminations of Dr. Carr’s employment. While iBio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contributions to be made by Dr. Carr; iBio’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to iBio’s ability to promote or commercialize its product candidates for specific indications; acceptance of iBio’s product candidates in the marketplace and the successful development, marketing or sale of products; whether iBio will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in iBio’s filings with the SEC including its Annual Report on Form 10-K for the year ended June 30, 2025 and its subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and iBio undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:
iBio, Inc.

Investor Relations
ir@ibioinc.com

Media Contacts:
Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604